Exhibit (e)(1)




                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS
                               UNDER DELAWARE LAW

    In connection with the Merger, a stockholder may have the right to dissent from the Merger and, in lieu of receiving $15.25 net in cash per Share, to seek the "fair value" of all of such stockholder's Shares, as determined in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"). In order to perfect such appraisal rights, a stock is required to follow the procedures set forth in Section 262 of the DGCL, as summarized below. The following discussion of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section. THE PROCEDURES SET FORTH IN SECTION 262 SHOULD BE STRICTLY COMPLIED WITH. FAILURE TO FOLLOW ANY SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262.

    Any stockholder of the Company may elect to dissent from the Merger with respect to all of the Shares registered in such stockholder's name. If the Merger is consummated pursuant to a stockholder vote, a stockholder who votes in favor of the Merger, whether in person or by proxy, shall waive such stockholder's appraisal rights. However, a stockholder is not required to vote against the Merger in order to qualify to exercise appraisal rights.

    If the Merger is to be consummated pursuant to a stockholder vote, the Company, not less than 20 days prior to the meeting of stockholders, shall notify each of its stockholders who was such on the record date for such meeting that appraisal rights are available. Any stockholder electing to exercise the appraisal rights must deliver to the Company, before the taking of the vote on the proposed Merger, a written demand for appraisal of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's Shares. Within ten (10) days after the effective date of such Merger, the surviving or resulting corporation must notify each stockholder of each constituent corporation who has complied with Section 262(d)(1) and has not voted in favor of or consented to the Merger of the date that the Merger has become effective.

    FAILURE TO MAKE SUCH WRITTEN DEMAND SHALL CONSTITUTE A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS.

    If the Merger is to be consummated pursuant to Section 228 or 253 of the DGCL, the surviving or resulting corporation, either before the effective date of such Merger or within ten (10) days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of such Merger and that appraisal rights are available for any or all of the Shares of the Company. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder, at such stockholder's address as it appears on the records of the Company. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's Shares.

    FAILURE TO MAKE SUCH WRITTEN DEMAND SHALL CONSTITUTE A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS.

    The written demand for appraisal must be made by or for the holder of record of Shares registered in such holder's name. Accordingly, such demand should be executed by or for such

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stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner.

    Within 120 days after the day of the effective date of the Merger, any stockholder who has satisfied the foregoing conditions and who is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware court of Chancery demanding a determination of the value of the Shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. Stockholders seeking to exercise appraisal rights should not assume that the surviving or resulting corporation will file a petition with respect to the appraisal of the value of their shares or that the surviving or resulting corporation will initiate any negotiations with respect to the "fair value" of such shares. ACCORDINGLY, STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD REGARD IT AS THEIR OBLIGATION TO TAKE ALL STEPS NECESSARY TO PERFECT THEIR APPRAISAL RIGHTS IN THE MANNER PRESCRIBED IN
SECTION 262.

    Within 120 days after the day of the effective date of the merger, any stockholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from the surviving or resulting corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received by the surviving or resulting corporation and the aggregate number of holders of such Shares. Such statement must be mailed to the stockholder within 10 days after the written request therefor is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

    If a stockholder files the petition for appraisal in a timely manner, the surviving or resulting corporation must file, within 20 days of service of the stockholders' petition, a verified list of the names and addresses of all stockholders who have demanded appraisal for their shares and with whom the surviving or resulting corporation has not reached an agreement regarding value. If the surviving or resulting corporation files a petition, it must be accompanied by a similar list. If so ordered by the Court, the Register of Chancery is required to provide notice by registered or certified mail of the hearing to stockholders shown on the list and to provide notice by publication.

    If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the value of the Shares owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court will direct payment of the fair value of such shares together with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to the surviving or resulting corporation of share certificates. Upon application of a stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

    Although the Purchaser believes that the price per Share set out in the offer is fair, it cannot make any representation as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value.

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    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective date of the Merger, be entitled to vote such stockholder's Shares for any purpose nor be entitled to the payment of any dividends or other distributions on such stockholder's Shares (other than those payable to stockholders of record as of a date prior to the effective date of the Merger).

    If no petition for an appraisal is filed within the time provided, or if a stockholder delivers to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, either within 60 days or after the effective date of the Merger or, with the written approval of the surviving or resulting corporation, thereafter, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive in cash, without interest, the amount to which he would have been entitled had he not demanded appraisal of such stockholder's Shares. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

    Any notice, objection, demand or other written communication required to be given to the Company by a dissenting stockholder should be delivered to the Secretary of such respective corporation at the address set forth in the
Schedule 13e-3 or should be delivered as otherwise permitted by law. Although not specifically required, it is recommended that such written communications be sent by registered or certified mail, return receipt requested.

    IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT SUCH STOCKHOLDER'S LEGAL ADVISOR.